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Exhibit (a)(1)(D)

        Offer to Purchase
All Outstanding Shares of Common Stock
of
CORIUM INTERNATIONAL, INC.
at
$12.50 PER SHARE, PLUS ONE NON-TRANSFERABLE CONTINGENT VALUE RIGHT FOR EACH SHARE, WHICH REPRESENTS THE CONTRACTUAL RIGHT TO RECEIVE $0.50 PER SHARE FOLLOWING APPROVAL BY THE FDA OF THE NEW DRUG APPLICATION FOR CORPLEX DONEPEZIL ON OR PRIOR TO MARCH 31, 2020, AS DESCRIBED IN AND UNDER THE CONDITIONS SET FORTH IN THE CONTINGENT VALUE RIGHTS AGREEMENT

Pursuant to the Offer to Purchase dated October 26, 2018
by
GURNET MERGER SUB, INC.
a wholly-owned subsidiary
of
GURNET HOLDING COMPANY

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE PAST 11:59 P.M., NEW YORK CITY TIME, ON NOVEMBER 26, 2018, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

October 26, 2018

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have been engaged by Gurnet Merger Sub, Inc., a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of Gurnet Holding Company, a Delaware corporation ("Parent"), to act as information agent (the "Information Agent") in connection with Purchaser's offer to purchase all of the outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Corium International, Inc., a Delaware corporation (the "Company"), at a purchase price of $12.50 per Share in cash, net of applicable withholding taxes and without interest , plus one non-transferable contingent value right for each Share, which represents the contractual right to receive $0.50 per Share in cash, net of applicable withholding taxes and without interest, following approval by the FDA of the New Drug Application for Corplex Donepezil on or prior to March 31, 2020, as described in and under the conditions set forth in the Contingent Value Rights Agreement (as defined in the Offer to Purchase) upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 26, 2018 (the "Offer to Purchase"), the related Letter of Transmittal and the Notice of Guaranteed Delivery (which, together with the Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

The conditions to the Offer are described in Section 15 of the Offer to Purchase.

        For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

          1.     The Offer to Purchase;

          2.     The Letter of Transmittal (including Guidelines for Certification of Taxpayer Identification Number on IRS Form W-9) for your use in accepting the Offer and tendering Shares and for the information of your clients;

          3.     A Notice of Guaranteed Delivery that accompanies the Offer to Purchase to be used to accept the Offer if the certificates representing Shares and all other required documents cannot be delivered to Continental Stock Transfer & Trust Company, (the "Depositary and Paying Agent"),

  by the expiration date of the Offer or if the procedure for book-entry transfer cannot be completed by the expiration date of the Offer;

          4.     A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

          5.     The Company's Solicitation/Recommendation Statement on Schedule 14D-9.

        We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at one minute past 11:59 P.M., New York City time, on November 26, 2018, unless the Offer is extended or earlier terminated.

        The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of October 11, 2018 (as it may be amended from time to time, the "Merger Agreement"), by and among the Company, Parent and Purchaser pursuant to which, as soon as practicable following, and on the same day as the consummation of the Offer and the satisfaction or waiver of certain conditions, Purchaser will merge with and into the Company pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the "DGCL"), upon the terms and subject to the conditions set forth in the Merger Agreement, with the Company continuing as the surviving corporation and becoming a wholly-owned subsidiary of Parent (the "Merger").

        Concurrently with entering into the Merger Agreement, Parent and Purchaser entered into a Tender and Support Agreement (the "Support Agreement") with Essex Woodlands Health Ventures Fund VII, L.P. (the "Supporting Stockholder"), which provides that such Supporting Stockholder will tender into the Offer, and, subject to certain exceptions, not withdraw, all outstanding Shares such Supporting Stockholder owns of record or beneficially (within the meaning of Rule 13d-3 under the Exchange Act). The Support Agreement also provides that the Supporting Stockholder will vote its Shares against certain alternative corporate transactions. As of October 22, 2018, the Supporting Stockholder beneficially owned, in the aggregate, 9,353,304 Shares (or approximately 25.6% of all Shares outstanding as of October 22, 2018).

        The Board of Directors of the Company has unanimously: (i) declared that the Offer, the Merger and the other Transactions (as defined in the Offer to Purchase) are advisable, fair to and in the best interests of the Company and its stockholders; (ii) adopted and approved the Merger Agreement and approved the Company entering into the Merger Agreement and consummation of the Transactions on the terms and subject to the conditions set forth in the Merger Agreement, including that the Merger shall be governed by Section 251(h) of the DGCL and the Merger shall be consummated as soon as practicable following the Offer Acceptance Time (as defined in the Offer to Purchase); (iii) determined to recommend that the Company's stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer; and (iv) resolved to take all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL and any other applicable law with respect to a "moratorium," "control share acquisition," "business combination," "fair price" or other forms of anti-takeover laws or regulations that may purport to be applicable will not apply with respect to or as a result of the Merger, the Merger Agreement, the CVR Agreement, the Support Agreement and the other Transactions. For Shares to be properly tendered to the Purchaser pursuant to the Offer, (a) the share certificates or confirmation of receipt of such Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an "Agent's Message" (as defined in the Offer to Purchase) in the case of book-entry transfer, and any other documents required in the Letter of Transmittal, must be timely received by the Depositary or (b) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and the Letter of Transmittal.

        Purchaser will not pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary or Paying Agent and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding materials to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

        Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

MacKenzie Partners, Inc.

        Nothing contained herein or in the enclosed documents shall render you, the agent of Purchaser, the Information Agent or the Depositary or Paying Agent or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer including the Merger or the other transactions contemplated by the Merger Agreement other than the enclosed documents and the statements contained therein.

The Information Agent for the Offer is:

1407 Broadway
New York, New York 10018
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

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  Exhibit (a)(1)(D)